UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Champions Oncology, Inc.
(Exact name of registrant as specified in charter)

Delaware	52-140175
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

One University Plaza, Suite 307 Hackensack, New Jersey	07601
(Address of Principal Executive Offices)	(Zip Code)

Champions Oncology, Inc. 2021 Equity Incentive Plan
(Full Title of the Plan)

Ronnie Morris, M.D.
Champions Oncology, Inc.
Chief Executive Officer
One University Plaza, Suite 307
Hackensack, New Jersey 07601
(Name and Address of Agent For Service)

(201) 808-8400
Telephone Number, Including Area Code of Agent For Service.

Copy to:
Benjamin S. Reichel, Esq.
Scott M. Miller, Esq.
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Telephone: (212) 370-1300
Facsimile: (212) 370-7889

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, anon-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

Explanatory Note

This Registration Statement is being filed by Champions Oncology, Inc. (the “Registrant,” “we,” “us”, “our” or similar terminology) relating to 2,000,000 shares of our Common Stock which may be offered and sold pursuant to the Champions Oncology 2021 Equity Incentive Plan (the “2021 Plan”).

This Registration Statement includes, pursuant to General Instruction E to Form S-8, a reoffer prospectus in Part I (the “Reoffer Prospectus” or “prospectus”). The Reoffer Prospectus may be utilized for reofferings and resales by certain executive officers and directors listed in the Reoffer Prospectus who may be deemed “affiliates” of the Company on a continuous or a delayed basis in the future of up to 342,152 shares of Common Stock. These shares constitute “control securities” or “restricted securities” which have been issued prior to or issuable after the filing of this Registration Statement. The Reoffer Prospectus does not contain all of the information included in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement, as permitted by the rules and regulations of the SEC. Statements contained in the Reoffer Prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*
Item 2.	Registrant Information and Employee Plan Annual Information.

*	Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended.

Reoffer Prospectus

CHAMPIONS ONCOLOGY, INC.

Up to 342,152 shares of Common Stock under the 2021 Equity Incentive Plan

This reoffer prospectus (“Reoffer Prospectus”) relates to the public resale, from time to time, of up to 342,152 shares, par value $0.001, of the common stock (the “Common Stock”) of Champions Oncology, Inc. (the “Company”) by certain security holders (the “Selling Stockholders”) identified herein in the section entitled “Selling Stockholders.” Who have acquired or will acquire such Common Stock in connection with the exercise of stock options granted, and with stock or other awards made, and with the purchase of stock under the Company’s 2021 Equity Incentive Plan (the “2021 Plan”). The 2021 Plan is intended to provide incentives which will attract, retain, and motivate highly competent persons such as officers, employees, directors, and consultants to our Company by providing them opportunities to acquire shares of our Common Stock. Additionally, the 2021 Plan is intended to assist in further aligning the interests of our officers, employees, directors and consultants to those of the Company’s other stockholders.

Our Common Stock is listed on The NASDAQ Capital Market under the symbol “CSBR.” On October 29, 2024, the closing price of the Common Stock on The NASDAQ Capital Market was $3.97 per share.

The shares included in this prospectus may be offered and resold directly by the Selling Stockholders in the open market at prevailing prices or in individually negotiated transactions, through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which a Selling Stockholder decides to sell its shares. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

Investing in our Common Stock is highly speculative and involves a significant degree of risk. See the section entitled “Risk Factors” on page 13 and in the documents incorporated herein by reference before you decide to buy our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Reoffer Prospectus is October 30, 2024.

Please read this prospectus and the documents incorporated by reference herein carefully. These documents describe our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on the information contained or incorporated by reference in this prospectus. We and the Selling Stockholders have not authorized anyone to provide you with any information or to make any representations about us, the securities being offered pursuant to this prospectus or any other matter discussed or incorporated by reference in this prospectus, other than the information and representations contained or incorporated by reference in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

We are responsible for the disclosure in this prospectus. However, this prospectus (including the documents incorporated by reference herein) includes industry data that we obtained from internal surveys, market research, publicly available information and industry publications. The market research, publicly available information and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. Such information contained or incorporated by reference herein represents the most recently available data from the relevant sources and publications and we believe remains reliable. We did not fund and are not otherwise affiliated with any of the sources cited in this prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus or the documents incorporated by reference herein are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections included or incorporated by reference herein entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Readers are cautioned that known and unknown risks, uncertainties and other factors, including those over which we may have no control and others listed in the “Risk Factors” section of this prospectus, may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•Historically incurred losses from operating activities;

•Our ability to obtain capital and achieve sustained profitability;

•Our ability to manage costs to avoid sustained losses;

•Our ability to implement our business strategies;

•Our ability to comply with regulation and licensure requirements for our laboratories;

•Any health crisis impacting our colony of laboratory mice;

•Our reliance on third parties to successfully market and sell our products and services and generate revenues;

•Our ability to retain key employees;

•Our ability to be competitive in our industry;

•Protection of our intellectual property and maintaining the confidentiality of our trade secrets;

•Commercialization of our early-stage drug development programs; and

•Our ability to adapt to changes in market conditions which could impair our operations and financial performance.

These forward-looking statements involve numerous risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results of operations or the results of other matters that we anticipate could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections included or incorporated by reference in this prospectus. You should thoroughly read this prospectus and the documents incorporated herein by reference with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in or incorporated by reference in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus, the documents incorporated by reference into this prospectus and the documents we have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect.

PROSPECTUS SUMMARY

This summary of the prospectus highlights material information concerning our business and this offering. This summary does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus and the documents incorporated by reference herein, including the information presented under the section entitled “Risk Factors,” before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from future results contemplated in the forward-looking statements as a result of factors such as those set forth in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

In this prospectus, unless the context indicates otherwise, the terms “we,” “our,” “ours” “us” or similar terminology refer to Champions Oncology, Inc.

Overview

We are a technology-enabled research organization engaged in creating transformative technology solutions to be utilized in drug discovery and development. Our research center operates in both regulatory and non-regulatory environments and consists of a comprehensive set of computational and experimental research platforms. Our pharmacology, biomarker, and data platforms are designed to facilitate drug discovery and development at lower costs and increased speeds.

At the core of our research platforms is our unique, proprietary bank of Patient Derived Xenograft (PDX) models. This preeminent bank of PDX models is deployed into advanced in vivo and ex vivo pharmacology platforms, providing an enhanced level of insight into therapeutic programs. We currently have approximately 1,500 PDX Models in our TumorBank that we believe reflect the characteristics of patients who enroll in clinical trials (late stage, pretreated and metastatic). This characteristic of our TumorBank is an important differentiator to other established PDX banks. We implant and expand these tumors in mice, which allows for future studies and additional characterization of the tumor. Additional analytical and pharmacology experimental platforms are also available to augment the information gained from studies performed.

The PDX bank is highly characterized at the molecular, phenotypic and pharmacological levels, which provides a differentiated layer of data for our large oncology dataset (the "Datacenter"). The Datacenter combines our proprietary dataset with other large publicly available datasets. This dataset currently includes approximately 3,500 molecular datasets (genomics, transcriptomics, proteomics, phosphor-proteomics), approximately 3,000 clinical drug responses, approximately 3,500 in vivo drug responses, and the accompanying clinical information on the patients from which they were derived (pre and post tumor sample acquisition of drug treatments and responses, age, gender, ethnicity, tumor stage, tumor grade, location of tumor biopsy, histology, etc.) derived from our TumorBank. One unique feature of this proprietary dataset is the fact that it is derived from a living TumorBank. This allows us to continue characterizing the TumorBank over time and increase the depth of characterization of the accumulated data. The combination of the breadth and depth of the TumorBank, and associated characterization, drives the value of our Datacenter. The Datacenter also includes approximately 20,000 publicly available datasets including genomics, transcriptomics, proteomics, and functional genomics, and patient outcome. This Datacenter facilitates our computational approach to drug discovery and provides the foundation to our Software as a Service ("SaaS") offerings. Collectively, our computational and experimental research platforms enable a more rapid and precise approach to drug discovery and development.

Through our technology platforms, we have designed an ecosystem of business lines consisting of:

• The sale of research services utilizing our innovative research platforms to biopharmaceutical companies
• The sale of oncology research SaaS tools to cancer research scientists
• The discovery and development of novel oncology therapeutics

Translational Oncology Solutions (TOS) Business

Research Services

Our research services utilize our research center to assist pharmaceutical and biotechnology companies with their drug development process. We perform studies which we believe may predict the efficacy of experimental oncology drugs or approved drugs as stand-alone therapies or in combination with other drugs and can simulate the results of human clinical trials. These studies include in vivo studies that rely on implanting multiple tumors from our TumorBank in mice and testing the therapy of interest on these tumors. Studies may also include bioinformatics analysis that reveal the differences in the genetic signatures of the tumors that responded to a therapy as compared to the tumors that did not respond. Our studies can be used to determine which types of cancer, if any, may be inhibited by a drug. The studies can also be used to identify specific subpopulations, often characterized by particular genetic mutations that are differentially sensitive or resistant to a drug or drug combination. Additionally, we provide computational or experimental support to identify novel therapeutic targets, select appropriate patient populations for clinical evaluation, identify potential therapeutic combination strategies, and develop biomarker hypothesis of sensitivity or resistance. These studies include the use of our in vivo, ex vivo, analytical and computational platforms.

Increasing the breadth of the TumorBank is an important strategic effort of the Company. We invest significant research and development resources to increase the number of PDX Models in our TumorBank and add unique and different sub-types of cancer that are not historically addressed. This effort also allows us to build highly valuable PDX models derived from patients with resistance to specific therapies or important molecular annotations. We also invest significant resources to increase the depth of characterization of the TumorBank. For each model, this characterization includes phenotypic analysis, molecular analyses, and pharmacologic analysis. This depth of characterization, in an individual tumor basis, is unique and not widely available.

We have performed studies for approximately 500 different pharmaceutical and biotechnology companies over the past ten years, have a high rate of repeat business, and contract with pharmaceutical and biotechnology companies across North America, Europe and Asia. Studies are performed in a preclinical non-regulatory environment, as well as a Good Clinical Regulatory Practice (GCLP) regulatory environment for clinical evaluation. Typical studies are in the $125,000 price range, with an increasing number of studies in the $250,000 to $500,000 range. Studies performed in a regulatory environment can be much larger than those performed within a non-regulatory environment. Revenue from this business has grown at an average annual growth rate of 13% since 2019 and represents the primary source of our current revenue stream.

Software As A Service (SaaS) Business

Our SaaS business, launched during the fiscal year ended April 30, 2021, is centered around our proprietary software platform and data tool, Lumin Bioinformatics ("Lumin"), which contains comprehensive information derived from our research services and clinical studies and is sold to customers on an annual subscription basis. The software was developed by a team that consisted of bioinformatics scientists and mathematicians as well as software engineers. Lumin leverages Champions’ large Datacenter coupled with analytics and artificial intelligence to provide a robust tool for computational cancer research. It is the combination of the Datacenter and the analytics that create the foundation for Lumin. Insights developed using Lumin can provide the basis for biomarker hypotheses, reveal potential mechanisms of therapeutic resistance, and guide the direction of additional preclinical evaluations. During the fiscal year ended April 30, 2023, we recorded an impairment charge for the capitalized software development costs of Lumin related to return on investment guidelines. However, we continue to maintain the Lumin platform and sell subscriptions as part of our product offerings as the Lumin data is an integral part of the Company’s long-term strategy and value proposition.

Drug Discovery and Development Business

We began investing in drug discovery in fiscal year 2021. Our nascent drug discovery and development business leverages the computational and experimental capabilities within our platforms. Our discovery strategy utilizes our Datacenter, coupled with artificial intelligence and other advanced computational analytics, to identify novel therapeutic targets. We then employ the use of our proprietary experimental platforms to rapidly validate these targets for further drug development efforts. Our efforts center around three areas of focus:

1.Targeted therapy with drug conjugates
2.Immune oncology
3.Cell therapy

Our drug discovery and development business is dependent on a dedicated research and development team, made up of computational and experimental scientists. Importantly, the scientific teams within our Drug Discovery and Development teams are appropriately segregated from our other businesses.

We have a rich pipeline of targets at various stages of discovery and validation, with a select group that has progressed to therapeutic development. Our commercial strategy for the validated targets and therapeutics established from this business is wide-ranging and still being developed. It will depend on many factors, and will be specific for each target or therapeutic area identified.

We regularly evaluate strategic options to create additional value from our drug discovery business, which may include, but are not limited to, potential spin-out transactions or capital raises.

Our sales and marketing efforts are dependent on a dedicated sales force of approximately 27 professionals that sell our services directly to pharmaceutical and biotechnology companies. Our research services team is focused on identifying and selling studies to new customers as well as increasing our revenue from our existing customer base. We spend significant resources in informing our customers and reaching out to new contacts within companies that we currently serve. These efforts are aimed at moving our customers along the adoption curve for our research platforms, thereby increasing the number of studies and the average study size. Our success in these efforts is demonstrated by the growing number of customers who have increased their annual spend on our services over the years.

For the fiscal year ended April 30, 2024, revenues from our products and services totaled approximately $50.1 million, a decrease of approximately 7% from the previous year.

Our Current Strategy

Our strategy is to use our various platform technologies to drive multiple synergistic revenue streams. We continue to build upon this with investments in research and development. Our enterprise strategy consists of the following:

• Establish a global leadership position in oncology research
• A focus on bringing better drugs to patients faster
• Leading innovation in oncology research and development platforms
• Cultivating a solid reputation for the quality of data acquisition and interpretation
• Collaborations across the global biopharma landscape
• Profitable growth across all business lines

Our Growth and Expansion Strategy

Our strategy is to continue to use our various platform technologies to drive multiple synergistic revenue streams.

Our strategy for growth has multiple components:

• Growing our TumorBank: We grow our TumorBank in two ways. First, we leverage a medical affairs team that works with a well-established clinical network to facilitate access to patients diagnosed with prioritized tumor subtypes. Second, we maintain the ability to utilize our legacy Personalized Oncology Services business to establish novel PDX models from patients who use this service. The PDX models are then deeply characterized at the phenotypic, molecular, and pharmacologic levels. This data characterization is then added to our Datacenter.

• Adding new experimental technologies: The fields of oncology research and drug development are evolving rapidly. To keep up with new approaches, we continuously add new technologies to platform. We are currently investing in developing additional proprietary pharmacology platforms aimed at enhancing the scientific output and driving innovation in the oncology research sector. We are also investing in the development of sophisticated analytical platforms which allow scientists to derive deeper insights when using our pharmacology platforms. Once these experimental technologies are established they are made available to our research and development and target discovery teams.

• Computational power: We have developed sophisticated and innovative computational approaches. We continue to invest in the development of novel artificial intelligence, data structures, and analytics. Our goal is to leverage our unique Datacenter to establish elegant ways to better understand the molecular dynamics of cancer, and the development novel therapeutics.

Competition

Champions currently competes in three different markets:

Research Services: Pharmaceutical companies rely on outsourcing preclinical studies to Clinical Research Organizations. Competition in this industry is intense and based significantly on scientific, technological, and market forces, which include the effectiveness of the technology and products and the ability to commercialize technological developments. The Company faces significant competition from other healthcare companies in the United States and abroad. The majority of these competitors are, and will be, substantially larger than the Company, and have substantially greater resources and operating histories. There can be no assurance that developments by other companies will not render our products or technologies obsolete or non-competitive or that we will be able to keep pace with the technological or product developments of our competitors. These companies, as well as academic institutions, governmental agencies, and private research organizations also compete with us in recruiting and retaining highly qualified scientific, technical and professional personnel and consultants.

SaaS: There are two important components of Lumin: the Datacenter and the Analytics. While we feel our Datacenter is unique, there are a large number of publicly available datasets that can be accessed free of charge for computational research. This publicly available data repertoire is constantly growing as academic labs publish results. We continue to find ways to differentiate our dataset, however there can be no assurance that developments by other companies or academic institutions in data curation will not render our Datacenter obsolete or non-competitive. The second component of Lumin is the data analytics. While there are a minimal number of software solutions that offer the degree of analytics available within Lumin, the know-how and workflows of these analytics are well established in bioinformatics labs across academia and the biopharmaceutical industry. As a result, the barrier to entry for developing a SaaS tool leveraging these analytics is relatively low.

Drug Discovery and Development: Our Drug Discovery and Development business places us in a good position of also competing against the same customers of our Research Services and/or SaaS businesses: the global biopharmaceutical industry. The global oncology drug market is estimated to be as high as $223 billion in 2023. Competition in this industry is strong and based significantly on scientific and technological forces, which rely solely on the effectiveness of therapeutics designed to treat cancer. The Company faces significant competition from other biopharmaceutical companies in the United States and abroad. The competitors have a wide range of strategic and operational approaches. Our business strategy is to work with differentiated therapeutic targets and research areas. However, given the intense degree of privacy from our competitors, we cannot guarantee that others within the industry are not also working on these targets. Further, some competitors will operate with no laboratory or experimental operations, while others will have varying degrees of laboratory space and experimental capabilities. There can be no assurance that developments by other companies will not render experimental platforms obsolete or non-competitive or that we will be able to keep pace with the technological or product developments of our competitors. These companies, as well as academic institutions, governmental agencies, and private research organizations also compete with us in recruiting and retaining highly qualified scientific, technical and professional personnel and consultants.

Research and Development

For the fiscal years ended April 30, 2024 and 2023, we spent approximately $9.5 million and $11.5 million, respectively, to further develop our platforms. We continue to expand our TumorBank via the inclusion of tumor tissue and implanted models through research collaborations and relationships with hospitals and academic institutions. Our research and development efforts were focused on increasing our understanding of our TumorGraft models, their clinical predictability, improving growth and tumor take rates, and other biological and molecular characteristics of the models. We are investing in developing additional proprietary pharmacology platforms aimed at enhancing the scientific output and driving innovation in the oncology research sector.

We are also investing in the acquisition of sophisticated analytical platforms which allow scientists to derive deeper insights when using our pharmacology platforms.

Government Regulation

The research, development, and marketing of our products, the performance of our legacy personalized oncology solutions (“POS”) testing services, and the operation of our facilities are generally subject to federal, state, local, or foreign legislation, including licensure of our laboratory located in Rockville, Maryland by the State of Maryland and compliance with federal, state, local or foreign legislation applicable to the use of live animals in scientific testing, research and education.

The U.S. Food and Drug Administration (the "FDA") has claimed regulatory authority over laboratory developed tests such as our legacy POS products, but has generally not exercised it. The FDA has announced regulatory and guidance initiatives that could increase federal regulation of our business. We are subject to federal and international regulations with regard to shipment of hazardous materials, including those issued by the Department of Transportation and the International Air Transit Authority. These regulations require interstate, intrastate, and foreign shipments to comply with applicable labeling, documentation, and training requirements.

Human Capital Resources

As of July 15, 2024, we had 210 full-time employees, including 96 with doctoral or other advanced degrees. Of our workforce, 160 employees are engaged in research and development and laboratory operations, 30 employees are engaged in sales and marketing, and 20 employees are engaged in finance and administration.

We believe that our future success will depend, in part, on our ability to continue to attract, hire, and retain qualified personnel. We continue to seek additions to our science and technical staff, although the competition for such personnel in the pharmaceutical and biotechnology industries is intense. Attracting, developing, and retaining skilled and experienced employees in our industry is crucial to our ability to compete effectively. Our ability to recruit and retain such employees depends on a number of factors, including our corporate culture and work environment, our corporate philosophy, internal talent development and career opportunities, and compensation and benefits.

None of our employees are represented by a labor union or covered by collective bargaining agreements. We have never experienced a work stoppage and believe our relationship with our employees is good.

Company History

We were incorporated as a merger and acquisition company under the laws of the State of Delaware on June 4, 1985, under the name “International Group, Inc.” In September 1985, the Company completed a public offering and shortly thereafter acquired the world-wide rights to the Champions sports theme restaurant concept and changed its name to “Champions Sports, Inc.” In 1997, the Company sold its Champions service mark and concept to Marriott International, Inc. and until 2005, was a consultant to Marriott International, Inc. and operated one Champions Sports Bar Restaurant. In January 2007, the Company changed its business direction to focus on biotechnology and subsequently changed its name to Champions Biotechnology, Inc. On May 18, 2007, the Company acquired Biomerk, Inc., at which time we began focusing on our current line of business. In April 2011, the Company changed its name to Champions Oncology, Inc. to reflect the Company's new strategic focus on developing advanced technologies to personalize the development and use of oncology drugs.

Corporate Information

Our principal offices are located at One University Plaza, Suite 307, Hackensack, NJ and our telephone number is (201) 808-8400. Our website is www.championsoncology.com. Our website and the information on or that can be accessed through such website are not part of this prospectus.

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The Offering

Outstanding Common Stock	13,593,767 shares of Common Stock outstanding as of October 30, 2024.

Common Stock Offered	Up to 342,152 shares of Common Stock for sale by the Selling Stockholders for their own account.

Selling Stockholders	The Selling Stockholders are set forth in the section of this prospectus entitled “Selling Stockholders.”

Proceeds	We will not receive any proceeds from the sale of our Common Stock by the Selling Stockholders. However, we will receive the exercise price of any Common Stock issued to the Selling Stockholders upon cash exercise by them of options held by them. We would expect to use the proceeds, if any, for general working capital purposes. See “Use of Proceeds.”

Risk Factors	The securities offered hereby are speculative and involve a significant degree of risk. See “Risk Factors.”

Nasdaq Capital Markets Symbol	CSBR

RISK FACTORS

Investing in our Common Stock is speculative and involves significant risks. Before making a decision to invest in our Common Stock, investors are urged to review the risk factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on July 19, 2024 and our other public filings made with the SEC which are incorporated by reference into this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the resale of our Common Stock by the Selling Stockholders pursuant to this prospectus. However, we will receive the exercise price of any Common Stock issued to the Selling Stockholders upon cash exercise by them of options held by them. We would expect to use these proceeds, if any, for general working capital purposes. We have agreed to pay the expenses of registration of these shares.

SELLING STOCKHOLDERS

The following table sets forth (a) the name and position or positions with the Company of each Selling Stockholder; (b) the aggregate of (i) the number of shares of Common Stock held by each Selling Stockholder as of the date of this prospectus and (ii) the number of shares issuable upon exercise of options granted to each Selling Stockholder under the 2021 Plan that are being registered pursuant to this Registration Statement for resale by each Selling Stockholder as of the date of this prospectus; (c) the number of shares of Common Stock that each Selling Stockholder may offer for sale from time to time pursuant to this prospectus, whether or not such Selling Stockholder has a present intention to do so; and (d) the number of shares of Common Stock to be beneficially owned by each Selling Stockholder following the sale of all shares that may be so offered pursuant to this prospectus, assuming no other change in ownership of Common Stock by such Selling Stockholder after the date of this prospectus. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

To our knowledge, none of our officers and directors have a present intention to offer shares of Common Stock for sale, although they retain the right to do so.

Inclusion of an individual’s name in the table below does not constitute an admission that such individual is an “affiliate” of the Company.

Selling Stockholder	Principal Position with the Company (1)	Number of Shares Owned Prior to Resale		Number of Shares Offered for Resale	Number of Shares Beneficially Owned After Resale
		Number	Percent (2)		Number	Percent (2)
David Miller (3)	Chief Financial Officer	99,016	*	16,250	82,766	*
Joel Ackerman (4)	Director, Chairman of the Board of Directors	1,223,814	8.8	80,814	1,143,000	8.4
David Sidransky, M.D. (5)	Director	818,729	6.0	35,020	783,709	5.8
Daniel Mendelson (6)	Director	277,889	2.0	59,264	218,625	1.6
Scott R. Tobin (7)	Director	2,535,747	18.5	64,651	2,471,096	18.2
Philip Breitfeld, M.D. (8)	Director	66,324	*	35,020	31,304	*
Robert Brainin (9)	Director	51,133	*	51,133	—	—

* Less than 1%.

(1)    All positions described are with the Company, unless otherwise indicated.

(2)    Percentage ownership is computed with reference to 13,593,767 shares of our Common Stock outstanding as of
October 30, 2024.

(3)     The number of shares of Common Stock and percentage ownership prior to resale includes 16,250 shares issuable to Mr. Miller upon the exercise of options awarded under the 2021 Plan and 77,251 shares issuable to Mr. Miller upon the exercise of options awarded under the 2010 Plan. The number of shares of Common Stock and percentage ownership after resale assumes the sale of all 16,250 shares of Common Stock offered by Mr. Miller under this prospectus.

(4)    The number of shares of Common Stock and percentage ownership prior to resale includes 80,814 shares issuable to Mr. Ackerman upon the exercise of options awarded under the 2021 Plan and 286,003 shares issuable to Mr.
Ackerman upon the exercise of options awarded under the 2010 Plan. The number of shares of Common Stock and percentage ownership after resale assumes the sale of all 80,814 shares of Common Stock offered by Mr. Ackerman under this prospectus.

(5)    The number of shares of Common Stock and percentage ownership prior to resale includes 35,020 shares issuable to Dr. Sidransky upon the exercise of options awarded under the 2021 Plan and 16,666 shares issuable to Dr.
    Sidransky upon the exercise of options awarded under the 2010 Plan. The number of shares of Common Stock and percentage ownership after resale assumes the sale of all 35,020 shares of Common Stock offered by Dr.
    Sidransky under this prospectus.

(6)    The number of shares of Common Stock and percentage ownership prior to resale includes 59,264 shares issuable to Mr. Mendelson upon the exercise of options awarded under the 2021 Plan and 20,000 shares issuable to Mr.
Mendelson upon the exercise of options awarded under the 2010 Plan. The number of shares of Common Stock and percentage ownership after resale assumes the sale of all 59,264 shares of Common Stock offered by Mr. Mendelson under this prospectus.

(7)    The number of shares of Common Stock and percentage ownership prior to resale includes 64,651 shares issuable to Mr. Tobin upon the exercise of options awarded under the 2021 Plan and 20,000 shares issuable to Mr. Tobin upon the exercise of options awarded under the 2010 Plan. The number of shares of Common Stock and percentage ownership prior to resale also includes 2,397,699 shares held by Battery Ventures IX, L.P. (“BVIX”) and 23,397 shares held by Battery Investment Partners IX, LLC (“BIPIX”). Battery Partners IX, LLC (“BPIX”) is the sole general partner of BVIX and the sole managing member of BIPIX. BPIX’s investment advisor is Battery Management Corp. (together with BPIX, the “Battery Companies”). Mr. Tobin, Thomas J. Crotty, Richard D. Frisbie, Kenneth P. Lawler, R. David Tabors, Roger H. Lee, Neeraj Agrawal, Michael M. Brown, and Jesse

Feldman are the managing members and officers of the Battery Companies and may be deemed to share voting and dispositive power over the shares held by BVIX and BIPIX. Mr. Tobin, Mr. Crotty, Mr. Frisbie, Mr. Lawler, Mr. Tabors, Mr. Lee, Mr. Agrawal, Mr. Brown, and Mr. Feldman each expressly disclaims beneficial ownership over all shares held by BVIX and BIPIX except to the extent of their indirect pecuniary interest therein. The number of shares of Common Stock and percentage ownership after resale assumes the sale of all 64,651 shares of Common Stock offered by Mr. Tobin under this prospectus.

(8)    The number of shares of Common Stock and percentage ownership prior to resale includes 35,020 shares issuable to Dr. Breitfeld upon the exercise of options awarded under the 2021 Plan and 16,666 shares issuable to Dr.
Breitfeld upon the exercise of options awarded under the 2010 Plan. The number of shares of Common Stock and percentage ownership after resale assumes the sale of all 35,020 shares of Common Stock offered by Dr. Breitfeld under this prospectus.

(9)    The number of shares of Common Stock and percentage ownership prior to resale includes 51,133 shares issuable to Mr. Brainin upon the exercise of options awarded under the 2021 Plan. The number of shares of Common
Stock and percentage ownership after resale assumes the sale of all 51,133 shares of Common Stock offered by Mr. Brainin under this prospectus.

The Company may supplement this prospectus from time to time as required by the rules of the SEC to include certain information concerning the security ownership of the Selling Stockholders or any new Selling Stockholders, the number of securities offered for resale and the position, office or other material relationship which a Selling Stockholder has had within the past three years with the Company or any of its predecessors or affiliates.

PLAN OF DISTRIBUTION

In this section of the prospectus, the term “Selling Stockholder” means and includes:

●	the persons identified in the table above as the Selling Stockholders;
●	those persons whose identities are not known as of the date hereof but may in the future be eligible to receive options under the 2021 Plan; and
●
any of the donees, pledgees, distributees, transferees or other successors in interest of those persons referenced above who may: (a) receive any of the shares of our common stock offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

The shares of our Common Stock offered by this prospectus may be sold from time to time directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The Selling Stockholders as of the date of this prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the Common Stock offered hereby. The distribution of the Common Stock by the Selling Stockholders may be effected: in one or more transactions that may take place on The Nasdaq Capital Market (including one or more block transactions) through customary brokerage channels, either through brokers acting as agents for the Selling Stockholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on The Nasdaq Capital Market; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with sales of our Common Stock.

The Selling Stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares of our Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of our Common Stock. The broker-dealer may then resell or otherwise transfer such shares of Common Stock pursuant to this prospectus.

The Selling Stockholders also may lend or pledge shares of our Common Stock to a broker-dealer. The broker-dealer may sell the shares of Common Stock so lent, or upon a default the broker-dealer may sell the pledged shares of Common Stock pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares of Common Stock the Selling Stockholders.

Although the shares of Common Stock covered by this prospectus are not currently being underwritten, the Selling Stockholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of Common Stock may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in a distribution of shares of the Common Stock offered hereby may not simultaneously engage in market making activities with respect to the Common Stock for a period of up to five days preceding such distribution. The Selling Stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the Selling Stockholders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Common Stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

There can be no assurance that the Selling Stockholders will sell any or all of the securities offered by them hereby.

LEGAL MATTERS

The validity of the securities being offered herein has been passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated balance sheets of Champions Oncology, Inc. and Subsidiaries as of April 30, 2024 and 2023, and the related consolidated statements of operations, stockholders’ (deficiency) equity, and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference, which report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, with respect to the shares of Common Stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the registration statement, the documents incorporated by reference herein and the exhibits and schedules filed thereto. Statements contained or incorporated by reference in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information is available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.championsoncology.com. You may access our Registration Statement on Form S-1, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our Common Stock.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference herein because it is an important part of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

(i)	our Annual Report on Form 10-K for the fiscal year ended April 30, 2024, filed with the SEC on July 19, 2024;

(ii)	our Quarterly Report on Form 10-Q for the quarter ended July 31, 2024, filed with the SEC on September 13, 2024;

(iii)	our Current Reports on Form 8-K, filed with the SEC on October 3, 2024 and October 15, 2024;

(iv)	our Definitive Proxy Statement on Schedule 14A filed on August 27, 2024; and

(v)	the description of our Common Stock contained in our Form 8-A filed with the SEC on August 20, 2015 and the description of our Common Stock set forth in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended April 30, 2020, filed with the SEC on July 28, 2020, as it may further be amended from time to time.
We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus, which will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later-filed document modify or replace such earlier statements. In addition to being able to access any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents on our website at https://championsoncology.com we will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of such documents. You should direct any requests for documents to:

Ronnie Morris, M.D.
Champions Oncology, Inc.
Chief Executive Officer
One University Plaza, Suite 307
Hackensack, New Jersey 07601

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES LAW VIOLATIONS

Section 145 of the Delaware General Corporation Law, or Delaware law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. We maintain policies insuring our officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

Our amended and restated certificate of incorporation, as amended, and amended and restated bylaws require us to indemnify our directors to the fullest extent permitted under Delaware law or any other applicable law in effect, but if such statute or law is amended, we may change the standard of indemnification only to the extent that such amended statute or law permits us to provide broader indemnification rights to our directors. We must indemnify such officers and employees in the same manner and to the same extent that we are required to indemnify our directors under our amended and restated certificate of incorporation and amended and restated bylaws. Our amended and restated certificate of incorporation limits the personal liability of a director to us or our stockholders to damages for breach of the director’s fiduciary duty. Pursuant to indemnification agreements we entered into with each of our directors, we are further required to indemnify our directors to the fullest extent permitted under Delaware law and our bylaws; provided that each such director shall enjoy the greater of (i) the advancement and indemnification rights permitted under our certificate of incorporation and bylaws for directors and officers as of the date of such indemnification agreement or (ii) the benefits so afforded by amendments thereto.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

CHAMPIONS ONCOLOGY, INC.

Up to 342,152 shares of Common Stock under the 2021 Equity Incentive Plan

REOFFER PROSPECTUS

October 30, 2024

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
Included in the prospectus which is part of this registration statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or Delaware law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. We maintain policies insuring our officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

Our amended and restated certificate of incorporation, as amended, and amended and restated bylaws require us to indemnify our directors to the fullest extent permitted under Delaware law or any other applicable law in effect, but if such statute or law is amended, we may change the standard of indemnification only to the extent that such amended statute or law permits us to provide broader indemnification rights to our directors. We must indemnify such officers and employees in the same manner and to the same extent that we are required to indemnify our directors under our amended and restated certificate of incorporation and amended and restated bylaws. Our amended and restated certificate of incorporation limits the personal liability of a director to us or our stockholders to damages for breach of the director’s fiduciary duty. Pursuant to indemnification agreements we entered into with each of our directors, we are further required to indemnify our directors to the fullest extent permitted under Delaware law and our bylaws; provided that each such director shall enjoy the greater of (i) the advancement and indemnification rights permitted under our certificate of incorporation and bylaws for directors and officers as of the date of such indemnification agreement or (ii) the benefits so afforded by amendments thereto.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.
See Exhibit Index.

Item 9.	Undertakings.
(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement
(i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Number	Description
4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Appendix A to the Company’s Information Statement on Schedule 14C filed with the SEC on March 7, 2011)
4.2
Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3(i) to the Company’s Current Report on Form 8-K filed with the SEC on April 28, 2015)

4.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 9, 2017)
5.1	Opinion of Ellenoff Grossman & Schole LLP (Filed herewith)
10.1	2021 Equity Incentive Plan. (Incorporated by reference to Annex 1 to our Definitive Proxy Statement on Schedule 14A, dated August 30, 2021)
23.1	Consent of EisnerAmper LLP. (Filed herewith)
23.2	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)
107	Filing Fee Table (Filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on October 30, 2024.

CHAMPIONS ONCOLOGY, INC.

October 30, 2024	By:	/s/ Ronnie Morris, M.D.
Dr. Ronnie Morris
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Ronnie Morris his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Ronnie Morris, M.D.	October 30, 2024
Ronnie Morris
Chief Executive Officer and Director
(Principal Executive Officer)

By:	/s/ David Miller	October 30, 2024
David Miller
Chief Financial Officer
(Principal Financial and Accounting Officer)

By:	/s/ Joel Ackerman	October 30, 2024
Joel Ackerman
Director, Chairman of the Board of Directors

By:	/s/ David Sidransky, M.D.	October 30, 2024
David Sidransky
Director, Lead Director

By:	/s/ Robert Brainin	October 30, 2024

Robert Brainin
Director

By:	/s/ Scott R. Tobin	October 30, 2024
Scott R. Tobin
Director

By:	/s/ Daniel Mendelson	October 30, 2024
Daniel Mendelson
Director

By:	/s/ Philip Breitfeld, M.D.	October 30, 2024
Philip Breitfeld
Director